UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2017

INNOCOLL HOLDINGS
PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-37720	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Innocoll Holdings plc
Unit 9, Block D
Monksland Business Park
Monksland, Athlone
Ireland

(Address of principal executive offices)

+353 (0) 90 648 6834

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Transaction Agreement and Rule 2.5 Announcement

On April 4, 2017, Innocoll Holdings plc, a public limited company incorporated in Ireland (the “Company”), and Gurnet Point L.P., a Delaware limited partnership acting through its general partner Waypoint International GP LLC (“Gurnet Point”), issued an announcement (the “Rule 2.5 Announcement”) in accordance with Rule 2.5 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”), setting forth the terms of the recommended acquisition of the entire issued and to be issued share capital of the Company (the “Acquisition”) by Lough Ree Technologies Limited, an Irish private limited company and wholly-owned subsidiary of Gurnet Point (“Gurnet Bidco”), by means of a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act of 2014 (the “Companies Act”).

For each ordinary share of the Company (the “Company Shares”), Gurnet Bidco will pay, (a) $1.75 in cash and (b) a contingent value right (each, a “CVR”) to be issued by Gurnet Bidco on the terms and conditions set forth in a contingent value rights agreement to be entered into between Gurnet Bidco and an as of yet unidentified third party, as rights agent (the “Rights Agent”) in connection with the completion of the Acquisition (the “CVR Agreement”), which will represent the contractual right to receive additional payments in cash up to a maximum aggregate amount of $4.90 per CVR, contingent upon the Company’s achievement of certain milestones as described below, in each case without any interest thereon and subject to any required tax withholdings (the “Consideration”).

In connection with the Scheme, the Company, Gurnet Bidco and Gurnet Point entered into a Transaction Agreement on April 4, 2017 (the “Transaction Agreement”), which governs their relationship during the period until the Scheme becomes effective, lapses or is withdrawn and which contains certain obligations of the parties with respect to the implementation of the Scheme and the conduct of the Company’s business up to the time at which the Scheme becomes effective in accordance with its terms (the “Effective Time”).

The Transaction Agreement provides that proposals will be made (a) to the holders of outstanding restricted stock units (“RSUs”) to the effect that all vested and unvested RSUs outstanding immediately prior to the Effective Time will be canceled as of immediately prior to the Effective Time and the holders thereof will receive the Consideration for each Company Share underlying such RSUs and (b) to the holders of restricted Company Shares to the effect that all such restricted Company Shares will be cancelled as of the Effective Time and that the holders thereof will have the right to receive the Consideration for each cancelled restricted Company Share. The Transaction Agreement further provides that proposals will be made to the holders of all outstanding stock options to the effect that, to the extent that such stock options are outstanding and are not exercised prior to the Effective Time, such options will either be cancelled for no consideration in accordance with their terms or will (if the terms thereof do not permit or provide for cancellation) remain outstanding until their expiration. In the event any such stock options are exercised after the Effective Time, the Company Shares issued upon exercise thereof will be subject to acquisition by Gurnet Bidco (at Gurnet Bidco’s sole election) for the same or equivalent consideration as the Consideration.

On April 4, 2017, the Company and Gurnet Point issued the Rule 2.5 Announcement as required under Irish law (the “Rule 2.5 Announcement”) and the Company and Gurnet Point issued a joint press release announcing that the Company and Gurnet Point have reached agreement on the terms of a recommended Acquisition pursuant to the Scheme. As a result of the Acquisition, the Company will become a wholly-owned subsidiary of Gurnet Bidco.

The implementation of the Scheme and the Acquisition is conditional, among other things, upon:

•	the Scheme becoming effective and unconditional by not later than the End Date (as defined below) (or such earlier date as may be specified by the Irish Takeover Panel (the “Panel”), or such later date as the Company and Gurnet Point may, with (if required) the consent of the Panel, agree and (if required) the High Court of Ireland (the “High Court”) may allow);

•	the approval of the Scheme by a majority in number of members of each class of the Company’s shareholders (as may be directed by the High Court) representing at least 75% in value of the Company shares of that class, as of the record time for such shareholder vote, held by the Company’s shareholders who are members of that class of the Company’s shareholders that are present and voting either in person or by proxy, at the meeting

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or meetings of the Company shareholders convened to consider and, if thought fit, approve the Scheme (with or without amendment) (or at any adjournment of such meeting) held no later than the End Date (the “Scheme Meeting”);

•	the resolutions to be proposed at the extraordinary general meeting (the “EGM”) for the purposes of approving and implementing the Scheme, the related reduction of capital of the Company, changes to the Company’s constitution and such other matters as the Company determines, subject to the consent of Gurnet Bidco, to be necessary or desirable for the purposes of implementing the Scheme or the Acquisition being duly passed by the requisite majority of the Company shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

•	the sanction by the High Court (without material modification) of the Scheme and the confirmation of the related reduction of capital involved therein by the High Court on or before the End Date;

•	the Company’s existing senior secured lender having provided a written waiver and consent agreement to the Company providing for a consent to the change of ownership of the Company on consummation of the Acquisition and the waiver of any event of default under the existing loan agreement that may result from such change of ownership; and

•	the other conditions set forth in Appendix I to the Rule 2.5 Announcement, which are not otherwise identified above, being satisfied or waived.

The full text of the conditions to the implementation of the Acquisition are set forth in Appendix I to the Rule 2.5 Announcement. The consummation of the Acquisition is not subject to any financing condition.

The Transaction Agreement also contains, among other things, customary representations, warranties and covenants by the Company, Gurnet Point and Gurnet Bidco, including covenants that require (i) each of the parties to use, subject to the terms and conditions of the Transaction Agreement, their respective reasonable best efforts to cause the Acquisition to be consummated as promptly as reasonably practicable, (ii) the Company to call and hold the EGM and the Scheme Meeting and (iii) the Company’s board of directors to recommend approval of the Acquisition, in addition to certain other obligations and commitments in relation to the implementation of the Acquisition and provisions with respect to the conduct of the Company’s business until the Effective Time.

The Transaction Agreement also provides that the Company will not, among other things, directly or indirectly solicit, initiate, facilitate or knowingly encourage any Innocoll Alternative Proposal (as defined in the Transaction Agreement), participate in any discussions or negotiations regarding any Innocoll Alternative Proposal, furnish non-public information about the Company to a third party that has made (or to the knowledge of the Company is considering making) any Innocoll Alternative Proposal, or waive, terminate, amend, modify or fail to use its reasonable best efforts to enforce any standstill or similar obligation, subject to certain exceptions that permit the Company to engage in discussions and negotiations with, and furnish non-public information to, a third party in connection with any Innocoll Alternative Proposal if the Company’s board of directors has determined in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that such Innocoll Alternative Proposal constitutes or would reasonably be expected to lead to an Innocoll Superior Proposal (as defined in the Transaction Agreement) and the failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties or would violate the Irish Takeover Rules.

The Transaction Agreement contains certain termination rights, including, among other things, (i) if the requisite Company shareholder approvals are not obtained, (ii) if the Acquisition is not consummated by October 4, 2017 (the “End Date”), subject to certain conditions, (iii) if the High Court declines to sanction the Scheme (unless both parties agree to appeal the decision), (iv) if any injunction, restraint or other prohibition is in effect that permanently prohibits the consummation of the Acquisition, subject to certain conditions, (v) if the other party is in breach of its representations or has failed to perform any of its covenants under the Transaction Agreement and such breach or failure would result in the failure of any of the conditions to the Scheme not being satisfied, (vi) by the Company, prior to the receipt of the requisite Company shareholder approvals, in order to accept an Innocoll Superior Proposal, (vii) by Gurnet if an Innocoll Change of Recommendation (as defined in the Transaction Agreement) occurs or (viii) upon

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the mutual consent of the Company and Gurnet Point.

The Transaction Agreement provides that Gurnet Point may elect (with the consent of the Panel) to implement the Acquisition by way of a takeover offer for all of the issued and to be issued share capital of the Company in accordance with the Irish Takeover Rules (a “Takeover Offer”) instead of under the Scheme.

The foregoing description of the Transaction Agreement and the conditions to the Acquisition does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement and Rule 2.5 Announcement (including the conditions set forth in Appendix I thereof), which are attached as Exhibits 2.1 and 99.1, respectively, to this Form 8-K and are incorporated herein by reference.

Contingent Value Rights Agreement

In connection with the consummation of the Acquisition, Gurnet Bidco and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs to be received by the Company’s shareholders as part of the Consideration.

Each Company shareholder will be entitled to receive one CVR for each Company Share held by such shareholder at the Effective Time. The CVRs will not be transferable, except under certain limited circumstances, will not be evidenced by a certificate or other instrument, will not be registered under the securities laws of any jurisdiction and will not be listed for trading on any securities exchange. In addition, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Gurnet Point, Gurnet Bidco, the Company or any of their respective affiliates.

Each CVR represents the right to receive the following cash payments, without interest and less any applicable withholding taxes, with each payment conditioned upon the achievement of certain milestones as follows:

•	First CVR Payment Event: Gurnet Bidco will pay $0.70 in cash per CVR if, on or before December 31, 2018, the Company’s drug candidate XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain following open abdominal hernia repair;

•	Second CVR Payment Event: Gurnet Bidco will pay an additional $1.33 in cash per CVR if, on or before December 31, 2018, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following soft tissue repair (and not limited to hernia repair);

•	Third CVR Payment Event:

o	Gurnet Bidco will pay $1.00 in cash per CVR if, on or before December 31, 2019, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following hard tissue repair; or (if this milestone is not achieved)

o	Gurnet Bidco will pay $0.60 in cash per CVR if, after December 31, 2019 but on or before June 30, 2020, XARACOLL is approved by the FDA with a label covering indications for the treatment of postsurgical pain immediately following hard tissue repair;

•	Fourth CVR Payment Event:

o	Gurnet Bidco will pay $1.87 in cash per CVR if worldwide net sales of XARACOLL exceed $60 million in any four (4) consecutive calendar quarters ending on or prior to December 31, 2019; or (if this milestone is not achieved)

o	Gurnet Bidco will pay $1.00 in cash per CVR if worldwide net sales of XARACOLL exceed $60 million in any four (4) consecutive calendar quarters ending on or prior to March 31, 2020.

The CVRs are complex instruments and a number of factors will determine whether any amount will actually be paid

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to the Company’s shareholders in accordance with the terms of the CVR Agreement.

If none of the milestones occur by the relevant dates, or at all, the CVRs will have no value. The minimum payment under the CVRs is zero and, assuming the satisfaction of all milestones by the earliest applicable milestone date, the maximum aggregate cash payment represented by a CVR is $4.90 in cash per Company Share. There can be no assurance that the various milestones set forth in the CVR Agreement will be achieved and that the resulting payments will be required of Gurnet Bidco.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the form of CVR Agreement, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Expenses Reimbursement Agreement

In connection with the Acquisition, on April 4, 2017, the Company and Gurnet Point also entered into an expenses reimbursement agreement (the “Expenses Reimbursement Agreement”), the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, the Company has agreed to pay to Gurnet Point in certain circumstances an amount equal to all documented, specific quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by Gurnet Point and / or Gurnet Bidco in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances. The gross amount payable to Gurnet Point pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed $1,344,000 (being 1% of the value of the Acquisition based on the net present value of the Consideration as calculated by Piper Jaffray, financial adviser to the Company, at the direction of (and subject to certain assumptions stipulated by) the Panel, strictly for the purposes of calculating such cap). The amount payable by the Company to Gurnet Point under the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT (as defined therein) incurred and attributable to such third-party costs other than Irrecoverable VAT (as defined therein).

The circumstances in which such payment will be made include, if the Transaction Agreement is terminated (i) by Gurnet Point as a result of the Company’s board of directors withdrawing or modifying its recommendation that the Company’s shareholders vote in favor of the Acquisition, failing to recommend that the Company’s shareholders vote in favor of the Acquisition or approving, recommending or declaring advisable an Innocoll Alternative Proposal or (ii) by the Company, at any time prior to obtaining the requisite approvals of the Company’s shareholders, in order to enter into any agreement, understanding or arrangement providing for an Innocoll Superior Proposal. In addition, the company will be required to make such a payment if the Transaction Agreement is terminated in certain circumstances where an offer or proposal with respect to an Innocoll Alternative Proposal had been publicly disclosed and the Company subsequently consummates or enters into a definitive agreement with respect to an Innocoll Alternative Proposal.

The foregoing description of the Expenses Reimbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Expenses Reimbursement Agreement, which is attached as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Irrevocable Undertakings

In connection with the Acquisition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings from each of the Company’s directors as well as senior management to vote or procure votes in favor of the resolutions to be proposed at the Scheme Meeting and the EGM (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) in respect of their own entire beneficial holdings of Company Shares (the “Director Deeds of Irrevocable Undertaking”), representing, in the aggregate, approximately 7.7% of the issued and outstanding Company Shares on April 3, 2017 (being the latest practicable date prior to the date of this report).

The Director Deeds of Irrevocable Undertaking will terminate (i) if the Takeover Offer or Scheme (as applicable) lapses or is withdrawn (other than in circumstances where there is a switch from the Scheme to a Takeover Offer) with, to the extent required, the approval of the Panel or the Irish High Court and (ii) if the Acquisition is not completed by the End Date.

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In addition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favor of the resolutions to be proposed at the Scheme Meeting and the EGM (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) from each of Cam Investment Cayman Holdings LP, The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC, Sofinnova Venture Partners VIII, L.P. and certain other shareholders, in respect of their own entire beneficial holdings of Company Shares (the “Shareholder Deeds of Irrevocable Undertaking”), representing, in the aggregate, approximately 38.7% of the issued ordinary share capital of the Company on April 3 2017 (being the latest practicable date prior to the date of this report).

The obligations of the shareholders under the Shareholder Deeds of Irrevocable Undertaking will generally terminate (i) if a third party publicly announces through a regulatory information service, prior to the date of the Scheme Meeting, a firm intention to make a general offer (which is not subject to any pre-conditions) to acquire the entire issued and to be issued share capital of the Company (a “Third Party Offer”) with a cash offer value of more than $2.00 (excluding the value of any contingent payments) for each Company share, provided that in the event of any such Third Party Offer, the party giving the irrevocable undertaking will not sell or dispose of any interest in any Company shares or grant any undertaking in favor of such Third Party Offer until the expiration of 48 hours from the time of the public announcement of such Third Party Offer, (ii) if the Scheme or the Takeover Offer (as applicable) lapses or is publicly withdrawn in accordance with its terms by Gurnet Bidco, or (iii) if the Acquisition is not completed by the End Date.

The foregoing description of the Director Deeds of Irrevocable Undertaking and the Shareholder Deeds of Irrevocable Undertaking does not purport to be complete and is qualified in its entirety by reference to the form of Director Deed of Irrevocable Undertaking and the Shareholder Deeds of Irrevocable Undertaking with each of Cam Investment Cayman Holdings LP, The New York Distressed Debt Trading Desk of Morgan Stanley & Co., LLC and Sofinnova Venture Partners VIII, L.P., which are attached as Exhibits 10.4, 10.5 and 10.6, respectively, to this Form 8-K and are incorporated herein by reference.

Loan Agreement and Warrant

In connection with the execution of the Transaction Agreement, Gurnet Point has also agreed, subject to the consent of the Company’s existing senior secured lender, and satisfaction of certain conditions, to provide a subsidiary of the Company with a term loan from Gurnet Point, Gurnet Bidco or one of their affiliates, in the aggregate principal amount of $10 million, which loan will be substantially on the terms and conditions set out in the form of loan agreement attached as an annex to the Transaction Agreement (the “Loan Agreement”).

In order to obtain the consent of the Company’s existing lender to enter into the Loan Agreement, it is expected that the existing lender will require certain modifications to its existing debt facility and that Gurnet Point, Gurnet Bidco or one of their affiliates will enter into an agreement with the existing lender to govern their relationship as creditors of the Company. There can be no guarantee that such terms will be satisfactory to the Company or Gurnet Point.

Under the agreed terms of the Loan Agreement, if made, the loan will bear interest at a rate of 15% per annum. The principal amount of the loan will be due and payable on December 31, 2017 and, subject to certain exceptions, will be accelerated to become due earlier if the Company consummates an Innocoll Alternative Proposal prior to the maturity date. The Company may prepay the principal amount and accrued interest of the loan at any time and from time to time. However, if the Company prepays the loan on or prior to July 31, 2017, the Company will be required to pay a prepayment premium equal to 10% of the prepayment amount. If the Company prepays the loan on or after August 1, 2017, the Company will be required to pay an additional prepayment premium equal to 5% of the prepayment amount. Subject to certain exceptions, any applicable premium will also be required to be paid upon the maturity of the loan if the Company consummates an Innocoll Alternative Proposal prior to the maturity date.

Upon entry into the Loan Agreement, the Company has agreed to grant Gurnet Point a warrant (the “Warrant”), in a form to be agreed by the Company and Gurnet Point, to purchase up to 5% of the outstanding share capital of the Company as of December 31, 2017 for an exercise price of $0.01 per Company Share. The Warrant will only be exercisable if the loan is not repaid in full by December 31, 2017.

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The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, which is attached as Exhibit 10.7 to this Form 8-K and is incorporated herein by reference.

Statements Required by the Irish Takeover Rules

The Company’s directors accept responsibility for the information contained in this report relating to the Company and its subsidiaries and its directors and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the Company’s directors (who have taken all reasonable care to ensure such is the case), the information contained in this report for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Piper Jaffray & Co. (“Piper Jaffray”), which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”) and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for the Company and for no one else in connection with the Acquisition and the other matters referred to in this report, and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this report.

No Offer or Solicitation

This report is not intended to and does not constitute or form any part of an offer to purchase, sell, subscribe for, exchange or otherwise dispose of any securities, or the solicitation of an offer to purchase, sell, subscribe for, exchange or dispose of any securities or an invitation to purchase, sell, subscribe for, exchange or dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The Acquisition will be made solely by means of the formal documentation for the Scheme (the “Scheme Document”) or, if applicable, the documents with respect to the Takeover Offer (the “Takeover Offer Document”), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (of, if applicable, the Takeover Offer Document). This report does not constitute a prospectus or a prospectus equivalent document. No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this report are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or the Company and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or the Company and discussions of Gurnet Point’s, Gurnet Bidco’s or the Company’s business plan. All forward-looking statements in this report made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this report and all forward-looking statements in this report made by the Company are based upon information known to the Company on the date of this report. In particular, statements are made in this report as to Gurnet Point’s and / or Gurnet Bidco’s approach and plans for growth of the Company’s business, which statements are based on certain assumptions as to economic, business and operational conditions prevailing at the time of this report. If these conditions are significantly different from the ones envisaged at the date hereof, Gurnet Point and / or Gurnet Bidco may need to make changes in its approach and plans. Except as expressly required by law, the Company disclaims any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or the Company undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although we undertake no obligation to

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revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we, in the future, may file with the SEC. Unless otherwise indicated, the information in this announcement is as of April 4, 2017.

It is not reasonably possible to itemize all of the many factors and specific events that could cause the forward-looking statements in this report to be incorrect or could otherwise have a material effect on the future operations or results of the Company. Further information on the primary risks of the business and the risk management of the Company is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is filed with the SEC.

Rule 8 Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of the Company, all ‘dealings’ in any ‘relevant securities’ of the Company (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of the Company by Gurnet Point or Gurnet Bidco or by any party acting in concert with any of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business day’ following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No Profit Forecasts, Estimates or Asset Valuations

No statement in this report is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings, earnings per share, losses or losses per share will necessarily be greater or lesser than those for the relevant preceding financial periods for any of the Company, Gurnet Point or Gurnet Bidco as appropriate. No statement in this report constitutes an asset valuation.

Right to Switch to a Takeover Offer

Gurnet Bidco reserves the right to elect, subject to the terms of the Transaction Agreement and with the consent of the Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of the Company as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), including (without limitation), and if agreed with the Panel, the inclusion of an acceptance condition set at 80% of the shares to which such offer relates or such lesser percentage, being more than 50%, as Gurnet Bidco may decide.

Rounding

Certain figures included in this report have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not

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be an arithmetic aggregation of the figures that precede them.

General

No offer of securities pursuant to or in connection with the Acquisition will be made, directly or indirectly, in or into any jurisdiction where it would be unlawful to do so, or by use of mail, or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce, or by any facility of a national securities exchange of any jurisdiction where it would be unlawful to do so, nor will any such offer be capable of acceptance by any such mail, means, instrumentality or facility from or within any jurisdiction where it would be unlawful to do so.

Notwithstanding the foregoing restrictions, Gurnet Point and Gurnet Bidco reserve the right to permit any such offer to be accepted if, in its sole discretion, it is satisfied that the offer in question is exempt from or not subject to the legislation or regulation giving rise to the restrictions in question.

No offer of securities pursuant to or in connection with the Acquisition will be made available, directly or indirectly, in any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction (each, a “Restricted Jurisdiction”), nor will any such offer be capable of acceptance from within a Restricted Jurisdiction.

The release, publication or distribution of this report in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this report and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Gurnet Point, Gurnet Bidco and the Company disclaim any responsibility or liability for the violations of any such restrictions by any person.

This report does not constitute a prospectus or an equivalent document and it is not intended to and does not constitute or form any part of an offer or invitation to sell or purchase or subscribe for any securities or a solicitation of an offer to buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document) which will contain the full terms and conditions of the Acquisition. Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document) or any other document by which the Acquisition is made. The Company’s shareholders are advised to read carefully the formal documentation in relation to the Acquisition once the Scheme Document (or, if applicable, the Takeover Offer Document) has been dispatched.

Important Additional Information to be Filed with the SEC

The Company intends to file the Scheme Document, which will also constitute the proxy statement of the Company (the “Proxy Statement”), with the SEC and mail a copy to the Company’s shareholders in advance of the Scheme Meeting and the EGM and in connection with the Acquisition and the Scheme. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE SCHEME DOCUMENT/PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION, THE SCHEME AND RELATED MATTERS. The Company’s shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement and other documents filed with or furnished to the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, the Company’s shareholders will be able to obtain free copies of the Scheme Document/Proxy Statement on www.Innocoll.com/investors.

Participants in the Solicitation

The Company, Gurnet Point and Gurnet Bidco and certain of its respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of the Company in

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respect of the transactions contemplated by the Scheme Document/Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of the Company in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 which is filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally will be set forth in the Proxy Statement relating to the transaction when it becomes available.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

2.1*	Transaction Agreement by and among the Company, Gurnet Bidco and Gurnet Point, dated April 4, 2017

10.1	Form of Contingent Value Rights Agreement

10.2	Expenses Reimbursement Agreement between the Company and Gurnet Point, dated April 4, 2017

10.3	Form of Director Deed of Irrevocable Undertaking

10.4	Shareholder Deed of Irrevocable Undertaking, dated April 4, 2017 of Cam Investment Cayman Holdings LP

10.5	Shareholder Deed of Irrevocable Undertaking, dated April 3, 2017 of The New York Distressed Debt Trading Desk of Morgan Stanley & Co., LLC

10.6	Shareholder Deed of Irrevocable Undertaking, dated April 3, 2017 of Sofinnova Venture Partners VIII, L.P.

10.7	Form of Loan Agreement, to be entered into by and among the Company, Innocoll Pharmaceuticals, Ltd. and an affiliate of Gurnet Point

99.1	Rule 2.5 Announcement, dated April 4, 2017

99.2	Press Release issued by the Company and Gurnet Point on April 4, 2017

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2017	INNOCOLL HOLDINGS PLC

	By:	/s/ Jose Carmona
Name: Jose Carmona
Title: Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

2.1*	Transaction Agreement by and among the Company, Gurnet Bidco and Gurnet Point, dated April 4, 2017

10.1	Form of Contingent Value Rights Agreement

10.2	Expenses Reimbursement Agreement between the Company and Gurnet Point, dated April 4, 2017

10.3	Form of Director Deed of Irrevocable Undertaking

10.4	Shareholder Deed of Irrevocable Undertaking, dated April 4, 2017 of Cam Investment Cayman Holdings LP

10.5	Shareholder Deed of Irrevocable Undertaking, dated April 3, 2017 of The New York Distressed Debt Trading Desk of Morgan Stanley & Co., LLC

10.6	Shareholder Deed of Irrevocable Undertaking, dated April 3, 2017 of Sofinnova Venture Partners VIII, L.P.

10.7	Form of Loan Agreement, to be entered into by and among the Company, Innocoll Pharmaceuticals, Ltd. and an affiliate of Gurnet Point

99.1	Rule 2.5 Announcement, dated April 4, 2017

99.2	Press Release issued by the Company and Gurnet Point on April 4, 2017

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.

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